 Exhibit 99.1

MJ Harvest, Inc. and PPK Investment Group Inc. Complete Acquisition of Oklahoma-based Cannabis Related Assets of AOK Ventures, Inc.

LAS VEGAS, NV /August 26, 2021 / MJ Harvest, Inc. (“MJHI”) (OTCQB:MJHI) announced today that MJHI and its portfolio company PPK Investment Group, Inc. (“PPK”) completed the acquisition of certain assets of Oklahoma-based AOK Ventures, Inc. (“AOK”). AOK manufactures and sells the Sublime brand of cannabis products in Oklahoma. In exchange for funding a portion of the acquisition price, MJ Harvest acquired 15% of PPK, increasing MJHI’s ownership stake in PPK to 25%. The assets acquired through the acquisition of AOK will held by PPK.

The acquisition price was $2,500,000 for the equipment, trademark license agreement and cannabis licenses, subject to adjustment based on a final inventory of the equipment on hand at the closing date. The acquisition price was funded with shares of MJHI common stock plus a note payable, subject to adjustment after completion of the physical audit of all assets. The shares were priced at $0.36 per share representing the 20-day volume weighted average price prior to closing. AOK may also receive additional shares of MJHI stock if revenues from the business exceed projections for the 12 months immediately following the close of the acquisition. The earnout consideration will be calculated at 15% of the revenue amount over projections with the additional shares valued at the 20-day volume weighted average price at the calculation date.

As part of the acquisition, AOK has agreed to transfer to PPK, subject to regulatory approval, the license granted by the Oklahoma Medical Marijuana Authority to produce, manufacture and sell marijuana products in the state of Oklahoma.

The assets comprise an industrial kitchen and leased facility in Tulsa, Oklahoma, a lease on a processing, storage and distribution facility in Oklahoma City, and equipment necessary to operate the kitchen and vans for delivery. The Tulsa kitchen produces over 90 different cannabis products. The kitchen assets include approximately 50 pieces of commercial food quality manufacturing equipment. The kitchen is completely equipped and will allow PPK to immediately begin manufacturing the Sublime products plus additional products marketed under the Country Cannabis and Chronic brands in Oklahoma, with plans for immediate expansion to add other cannabis products.

Central to the acquisition of AOK was the trademarks for the Sublime brand established by Consensus, IP LLC, an affiliated company of AOK. Prior to the acquisition, AOK manufactured, marketed and sold the Sublime brand of cannabis products through a licensing agreement with Consensus. With the completion of the acquisition, PPK is now the sole and exclusive licensee of the Sublime brand in Oklahoma. Pursuant to the license agreement, PPK will pay Consensus a royalty on all gross sales of all Sublime products sold by PPK in Oklahoma.

MJHI now owns 25% of PPK with options to acquire up to 100% of PPK at any time prior to March 31, 2023, provided any increase can then be accomplished in accordance with Oklahoma law.

Patrick Bilton, Chief Executive Officer of MJ Harvest, Inc., commented: “We are pleased to deliver to our shareholders this great news. Sublime is a recognized and respected cannabis brand that has nationwide appeal. By acquiring rights to manufacture and distribute the Sublime brand through PPK’s existing distribution channels, we add another recognized product line for dispensaries to carry and we expand the reach of the Sublime brand to PPK’s 1000+ customers in Oklahoma. Our goal is to make all the brands we associate with some of the most widely recognized cannabis brands in Oklahoma and then to expand to other states.”

PPK is currently operating in Oklahoma, is in the process of expanding into Arizona and South Dakota and is exploring several other expansion opportunities in various other markets, including California.

Forward-Looking Statements

This press release contains forward-looking statements and information. Although the forward-looking statements in this release reflect the good faith judgment of management, forward-looking statements are inherently subject to known and unknown risks and uncertainties that may cause actual results to be materially different from those discussed in these forward-looking statements. Readers are urged not to place undue reliance on these forward-looking statements, which speak only as of the date of this release. No assurances are, or can be given, that the results of operations of the AOK brands acquired by PPK will be profitable or generate historic revenue levels. The Company assumes no obligation to update any forward-looking statement to reflect any event or circumstance that may arise after the date of this release.

CONTACT:
MJ Harvest, Inc.
9205 West Russell Rd., Ste. 240
Las Vegas, NV 89148
Telephone: 954.519.3115
Tcktsllc@earthlink.net
@HARVESTMJ